EXHIBIT 4.5

DESCRIPTION OF THE REGISTRANT'S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of the date of the Annual Report on Form 10-K of which this exhibit is a part, United Insurance Holdings Corp. (the "Company") has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our Common Stock.

The following description of our Common Stock is a summary of certain key terms and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Second Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and our Amended and Restated Bylaws (the "Bylaws"), each of which is incorporated by reference as an exhibit to this Annual Report on Form 10-K. We encourage you to read our Certificate of Incorporation and our Bylaws for additional information.

Authorized Capital Shares

Our authorized capital shares consist of 50,000,000 shares of common stock ("Common Stock"), $0.0001 par value per share, and 1,000,000 shares of preferred stock, $0.0001 par value per share ("Preferred Stock"). The outstanding shares of Common Stock are fully paid and nonassessable.

Voting Rights

Holders of Common Stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors. Our Common Stock does not have cumulative voting rights. All actions to be taken by our stockholders other than matters relating to the election of directors must be approved by a majority of the shares which are voted with respect to such matter. Director nominees will be elected by vote of a majority of the votes cast with respect to such director's election in person or represented by proxy and entitled to vote on the election of directors. Notwithstanding the foregoing, if the number of nominees exceeds the number of directors to be elected at any meeting of stockholders as of the date that is (10) days prior to the date that we file our definitive proxy statement with the Securities and Exchange Commission (regardless of whether or not the proxy statement is thereafter revised or supplemented), then each director will be elected by a plurality of the votes cast in person or represented by proxy and entitled to vote on the election of directors. Holders of Common Stock may also act by written consent, subject to certain limitations set forth in our Bylaws.

Dividend Rights

Subject to the rights of holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available for the payment of dividends.

Liquidation Rights

Subject to the rights of holders of outstanding shares of Preferred Stock, if any, holders of Common Stock will share ratably in all assets legally available for distribution to our stockholders in the event of our dissolution, liquidation or winding up.

Other Rights and Preferences

Our Common Stock has no sinking fund or redemption provisions or preemptive, conversion or exchange rights. The rights and preferences of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock that we may designate and issue in the future.

Listing

The Common Stock is traded on The Nasdaq Stock Market LLC under the trading symbol "UIHC".

Anti-Takeover Provisions in our Certificate of Incorporation and Bylaws

The provisions of our Certificate of Incorporation and Bylaws summarized in the following paragraphs may have an anti-takeover effect and could make it more difficult to acquire control of the Company by means of a tender offer, proxy contest or otherwise. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in the best interests of the Company, including transactions that might result in a premium over the market price for shares of Common Stock.

Our Certificate of Incorporation provides that our Board of Directors is divided into two classes as nearly equal in size as possible, each of which will generally serve for a term of two years with only one class of directors being elected each year. At a given annual meeting of stockholders, only a portion of our Board of Directors may be considered for election. Our Certificate of Incorporation also provides that any vacancies in the Board of Directors may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. Since our "staggered board" may prevent our stockholders from replacing a majority of our Board of Directors at a single annual meeting of stockholders, it may entrench our management and discourage unsolicited stockholder proposals.

Under our Certificate of Incorporation, our Board of Directors has the authority, without further action by our stockholders, to issue shares of Preferred Stock in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in a resolution or resolutions adopted by the Board of Directors providing the issue of such series as may be permitted by the Delaware General Corporation Law. Because the Board of Directors has the power to establish the preferences, powers and rights of the shares of any series of Preferred Stock, it may afford holders of any Preferred Stock preferences, power and rights, including voting and dividend rights, senior to the rights of holders of our Common Stock, which could adversely affect the holders of Common Stock and could delay, discourage or prevent a takeover even if a change of control of the Company would be beneficial to the interests of our stockholders.

Our Bylaws provide that a special meeting of stockholders may only be called by our Chairman of the Board of Directors or the Secretary of the Company, subject to the limitations described in this paragraph and as further set forth in our Bylaws. The Secretary may call a special meeting of stockholders at the request of stockholders only if such request is submitted by stockholders holding a majority of all outstanding shares of Common Stock, and such shares have been owned of record continuously for a period of at least one year prior to the date that such special meeting is requested. Such stockholders must submit a request including the information and following the other procedures specified in our Bylaws. These provisions may have the effect of precluding the ability of stockholders to call a special meeting if the proper procedures are not followed.

Our Bylaws also establish advance notice procedures for stockholders to make nominations of candidates for election as directors or to bring other business before an annual or special meeting of stockholders. The Bylaws provide that any stockholder wishing to nominate persons for election as directors at, or bring other business before, an annual or special meeting must deliver to our Secretary a written notice of the stockholder's intention to do so. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of the Company. To be timely, the stockholder's notice, in the case of an annual meeting, must be received by our Secretary at our principal executive offices neither fewer than 90 days nor more than 120 days before the first anniversary date of the annual meeting for the proceeding year; provided, however, that in the event that the annual meeting is convened on a date that is more than 30 days before or more than 60 days after the first anniversary date of the preceding year's annual meeting, or if no annual meeting was held in the preceding year, a stockholder's notice must be received by our Secretary no more than 120 days prior to such annual meeting nor less than the later of (x) 90 days prior to such annual meeting and (y) 10 days after the earlier of (A) the day on which notice of the meeting was mailed or (B) the day on which public disclosure of the date of the meeting was made. In the case of a special meeting, a timely notice must be given no later than the close of business on the 10th day following the day on which notice of the date of the special meeting was given or public disclosure of the date of the special meeting was made, whichever comes first. The notice must also contain the information required by our Bylaws.

Additionally, our Bylaws provide that stockholders may remove directors only for cause, upon the vote of the holders of a majority of the outstanding shares of Common Stock.